Exhibit 5.1
[LETTERHEAD OF AMERICAN AIRLINES, INC.]
September 3, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
Re: American Airlines, Inc.
Registration Statement on Form S-1
Ladies and Gentlemen:
     I am Senior Vice President, General Counsel and Chief Compliance Officer of American Airlines, Inc., a Delaware corporation (the “Company”), and as such I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement (filed September 3, 2009) on Form S-1 (the “Registration Statement”) and the prospectus included therein (the “Prospectus”). The Registration Statement relates to the exchange offer (the “Exchange Offer”) by the Company of $276,400,000 aggregate principal amount of the Company’s 13.0% 2009-2 Secured Notes due 2016 (the “New Notes”), which are to be registered under the Securities Act pursuant to the Registration Statement, for an equal principal amount of its outstanding 13.0% 2009-2 Secured Notes due 2016 (the “Old Notes”) originally issued pursuant to applicable exemptions from registration under the Securities Act. The New Notes are to be issued under the Indenture and Security Agreement, dated as of July 31, 2009 (the “Indenture”), between the Company and U.S. Bank Trust National Association, as Trustee (the “Trustee”). Capitalized terms used herein without definition have the meanings specified in the Indenture filed as an exhibit to the Registration Statement.
     In so acting, I or attorneys under my supervision have examined the Registration Statement, the Prospectus and the Indenture, and have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In such examination, I or such attorneys have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures (other than those on behalf of the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted as copies. We also have relied as to factual matters upon, and have assumed the accuracy of, the representations and warranties contained in the Indenture and representations, statements and certificates of or from public officials.

     Based on and subject to the foregoing and subject to the qualifications set forth below, I am of the opinion that when the execution, authentication and delivery of the New Notes by the Trustee have been duly authorized by all necessary corporate action of the Company and the Trustee, and the New Notes have been duly executed, authenticated, issued and delivered by the Trustee in exchange for the Old Notes as described in the Registration Statement and the Prospectus, the New Notes will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     The foregoing opinion is subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity), (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality, and (iv) in the case of indemnity, contribution and exculpatory provisions, public policy considerations.
     My opinion expressed above is limited to the federal laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction.
     This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinion.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name under the caption “Validity of the New Notes” in the Prospectus included in such Registration Statement. In giving such consent, I do not thereby concede that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Gary F. Kennedy
Gary F. Kennedy
Senior Vice President, General Counsel and
Chief Compliance Officer